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                                  Exhibit 23.5

                        CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in this Registration Statement of Health Systems International, Inc. and Foundation Health Corporation on Form S-4 of our report dated February 28, 1994, on our audit of the consolidated statements of income, changes in stockholders' equity and cash flows of CareFlorida Health Systems, Inc. and Subsidiaries for the year ended December 31, 1993, which report is included in the Annual Report on Form 10-K/A of Foundation Health Corporation for the year ended June 30, 1996. We also consent to the reference to our firm under the caption "Experts".


/s/ COOPERS & LYBRAND LLP
Coopers & Lybrand L.L.P.

Miami, Florida

January 10, 1997